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                                                                    EXHIBIT 11.1

                                 INTEVAC, INC.

                      COMPUTATION OF NET INCOME PER SHARE

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                                                                                 THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,       --------------------
                                               -----------------------------    APR. 1,     MAR. 30,
                                                1993       1994       1995        1995        1996
                                               -------    -------    -------    --------    --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Shares used in Calculation of Net Income
  Per Share:
     Average Common Shares outstanding.......      674        700      3,653         690      12,249
     Net effect of dilutive stock options....      155        109        152         129         382
     Shares related to SAB Nos. 55, 64 and
       83:
       Stock options.........................      217        217        198         217       --
       Common stock issued...................      579        579        527         579       --
     Series A convertible preferred shares
       as-if-converted.......................    8,680      8,680      6,076       8,680       --
                                               -------    -------    -------    --------    --------
                                                10,305     10,285     10,606      10,295      12,631
                                               =======    =======    =======     =======     =======
Income from continuing operations............  $    66    $ 1,675    $ 5,765    $    467    $  1,897
                                               =======    =======    =======     =======     =======
Net income...................................  $ 1,523    $ 1,408    $ 7,100    $  1,802    $  1,897
                                               =======    =======    =======     =======     =======
Income per share from continuing
  operations.................................  $  0.01    $  0.16    $  0.54    $   0.05    $   0.15
                                               =======    =======    =======     =======     =======
Net income per share.........................  $  0.15    $  0.14    $  0.67    $   0.18    $   0.15
                                               =======    =======    =======     =======     =======
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